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EXHIBIT 10.10

Summary of Barry L. McCabe 2013 Compensation

        The Knoll, Inc. compensation committee approved an annual base salary of $295,000 for Barry L. McCabe, with a bonus target of $295,000. Mr. McCabe is also entitled to participate in the benefit plans provided by Knoll that are generally available to all Knoll employees.

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  EXHIBIT 10.10
Summary of Barry L. McCabe 2013 Compensation